Exhibit 10.2

April 2, 2018

Nadir A. Mahmood

Via E-Mail

Dear Mr. Mahmood:

I am pleased to offer you a position with Nkarta, Inc. (the "Company"), as Senior Vice President, Corporate Development, reporting to the Chief Executive Officer of the Company.  If you decide to join us, your employment would commence on a mutually agreeable starting date (the "Effective Date"). You will receive an annual base salary of $250,000 (the "Base Salary"), which will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholdings. Your Base Salary will be subject to review and adjustments will be made based upon the Company' s normal performance review practices.

As of the Effective Date, you will be eligible to receive an annual bonus of up to 25% of your Base Salary then in effect upon achievement of performance objectives to be determined by the Board in its sole discretion (the "Target Bonus"). Your Target Bonus shall be pro-rated for 2018. The Target Bonus, or any portion thereof, will be paid, less applicable withholdings, as soon as practicable after the Board of Directors of the Company (the "Board'') determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company's fiscal year (which currently is December 31st) in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned. Any bonuses will be subject to your continued employment with the Company through the date the bonus is earned.

If you decide to join the Company, the Company shall recommend that the Board grant to you an option to purchase, pursuant to an option agreement subject to an early exercise provision, 94,000  shares of Common Stock, par value $0.0001 per share, of the Company (the "Common Stock") at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board (the "Option Grant"). The Option Grant is intended to represent approximately 0.7% of the Fully Diluted Shares (as defined below) currently outstanding. For the purposes of this offer letter, ''Fully Diluted Shares" shall be calculated by adding (x) the number of outstanding shares of capital stock of the Company, plus (y) the number of shares of Company common stock subject  to  issuance  under outstanding options or warrants, plus (z) the number of unallocated shares of Company common stock reserved for issuance pursuant to the Company's stock option plans, in each case, as of the close of the business day preceding the date of determination. Subject to the vesting acceleration terms described in this offer letter, twenty-five percent (25%) of the Option Grant shall vest (or be released from the Company's repurchase right, as applicable) one year from the Effective Date, subject to your continuing employment with the Company, and none of the Option Grant shall vest (or be released from the Company' s repurchase right, as applicable) before such date. The remaining shares subject to the Option Grant shall vest (or be released from the Company's repurchase right, as applicable) monthly over the next thirty-six (36) months in equal monthly amounts subject to your continuing employment with the Company. Any shares acquired upon exercise of the Option

Grant, will be subject to the terms and conditions of the Company's 2015 Equity Incentive Plan and option agreement to be entered into between you and the Company.

If you accept this offer of employment, from and after the Effective Date, you will be entitled to participate in any employee benefit plans hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, any group medical, dental, vision, disability, life insurance plans maintained by the Company, subject to the terms and conditions of the applicable plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.   You will begin with 15 vacation days and 10 sick days of paid time off per year. The Company also will have a separate holiday schedule that will be published at the beginning of each calendar year.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks' notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which, the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required to sign and comply with an At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, and you are waiving any and all rights to a jury trial. Please note that we must receive your signed agreement before your first day of employment.

To accept the Company's offer, please sign and date this letter in the space provided below. This offer letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This offer letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

We look forward to your favorable reply and to working with you at the Company.

Sincerely,
/s/ Paul J. Hastings
Paul J. Hastings, President and Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Nadir A. Mahmood

Printed Name: Nadir A. Mahmood

Date:	April 9, 2018